UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 29, 2021

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. 4th Street, Suite 401-412
Minneapolis, MN	55415
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Items under Sections 1 through 7 and 9 are not applicable and therefore omitted.

ITEM 8.01 OTHER EVENTS.

As previously reported, on January 26, 2021, Qumu Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) for an underwritten public offering with Craig-Hallum Capital Group LLC, as underwriter (the “Underwriter”). The Purchase Agreement provided for the offer and sale by the Company to the Underwriter of 3,225,000 shares of the Company’s common stock and gave the Underwriter a 30-day option to purchase up to 483,750 additional shares of the Company’s common stock to cover over-allotments. Pursuant to the Purchase Agreement, the Company agreed to issue and sell the shares to the Underwriter at a price of $6.31125 per share. The price to the public in the offering was $6.75 per share. On January 27, 2021, the Underwriter exercised its over-allotment option in full.

On January 29, 2021, the parties closed the transactions contemplated by the Purchase Agreement and the Company sold 3,708,750 shares of its common stock to the Underwriter. Net proceeds to the Company from the offering were approximately $23.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The offering was made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-233470) declared effective by the Securities and Exchange Commission on September 5, 2019, a Registration Statement on Form S-3 (File No. 333-252388) filed with the Securities and Exchange Commission on January 25, 2021 pursuant to Rule 462(b) that was effective on filing, and a related prospectus supplement and accompanying prospectus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

		By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date:	February 1, 2021